Exhibit 99.1
Alto Neuroscience Reports Second Quarter 2026 Financial Results and Recent Business Highlights
– ALTO-207 development expanded: an additional Phase 3 trial evaluating ALTO-207 as monotherapy in treatment-resistant depression (TRD) is now planned, alongside the ongoing potentially registrational Phase 2b trial; topline Phase 2b data on track for 2H 2027 –
– Independent investigator-led study results published in Nature Medicine reinforce the dopaminergic mechanism underlying ALTO-207, demonstrating significant effects on anhedonia (Hedges' g=0.62, p=0.006) –
– Approximately $100 million financing completed in July 2026; pro forma cash of approximately $338 million expected to fund planned operations through 2030 –

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE) -- Alto Neuroscience, Inc. (“Alto”) (NYSE: ANRO), a clinical-stage biopharmaceutical company focused on the development of novel precision medicines for neuropsychiatric disorders, today reported financial results for the quarter ended June 30, 2026, and highlighted recent progress across its pipeline of clinical-stage product candidates.
“The second quarter further strengthened the case for ALTO-207 and our conviction in the opportunity ahead of it,” said Amit Etkin, M.D., Ph.D., founder and chief executive officer of Alto Neuroscience. “The Nature Medicine publication of PRIME-PRAXOL provides another independent, peer-reviewed dataset showing that dopaminergic treatment produces large effects in depression, and, just as importantly, a reminder of the tolerability challenge that ALTO-207 is designed to address. With enrollment in our potentially registrational Phase 2b trial tracking as planned and pro forma cash of approximately $338 million, we are now positioned to pursue ALTO-207 in both the adjunctive and monotherapy settings, broadening the potential label and the commercial opportunity, with expected runway through 2030.”
Second Quarter and Recent Pipeline Highlights
ALTO-207: Independent Nature Medicine publication reinforces mechanism; monotherapy Phase 3 trial added to development plan
ALTO-207 is a fixed-dose combination of pramipexole, a dopamine D3-preferring D3/D2 agonist with demonstrated antidepressant effect across multiple independent trials, and ondansetron, a selective 5-HT3 receptor antagonist. The fixed-dose combination is designed to enable rapid titration to higher pramipexole doses by mitigating the dose-limiting nausea and vomiting associated with pramipexole. This combination approach — and its use to enable higher pramipexole dosing in the treatment of depression — is the subject of Alto's issued method-of-treatment patent estate described below. ALTO-207 is being developed to address the significant unmet medical need in TRD, which is estimated to affect approximately 7 million adults in the United States.
•In June 2026, results from PRIME-PRAXOL — an independent, randomized, double-blind, placebo-controlled trial conducted by investigators at Lund University, Sweden — were published in Nature Medicine. Adults with major depressive disorder (MDD), dysthymia, or bipolar depression and clinically significant anhedonia received flexible-dose pramipexole or placebo added to ongoing treatment for nine weeks, followed by a six-month open-label extension.
•The trial met its primary endpoint, with pramipexole reducing anhedonia significantly more than placebo on the Snaith–Hamilton Pleasure Scale (SHAPS) (mean difference −4.04; 95% CI −6.89 to −1.18; p=0.006; Hedges' g=0.62).

•Significant improvements were also observed on independent measures of anhedonia (DARS; p=0.008) and apathy (AES-S; p<0.001), and improvements were maintained through the six-month open-label period.
•In an exploratory analysis included in the publication, an MDD diagnosis was significantly associated with greater SHAPS improvement at week 9 relative to dysthymia (p=0.038).
•In an additional analysis of the trial data not included in the publication, the MDD subgroup showed a larger effect on SHAPS at week 9 (Hedges' g=0.99) and a larger effect on the Hamilton Depression Rating Scale (HDRS-6) (Hedges' g=0.64).
•Consistent with prior studies, adverse events were common in the pramipexole arm despite slow titration, including nausea in approximately 60% of participants — the dose-limiting tolerability constraint that the ALTO-207 fixed-dose combination is designed to address.
•These findings are consistent with the broader body of evidence supporting ALTO-207, including the PAX-D study conducted by the University of Oxford and published in The Lancet Psychiatry (Cohen's d=0.87 versus placebo at 12 weeks in TRD) and a meta-analysis of pramipexole in depression (Hedges' g=0.64, p<0.001).

•The broad development program for ALTO-207, collectively the PACE program (Pramipexole-ondansetron Assessment of Clinical Efficacy in depression), remains on track across three large, well-controlled clinical trials;
•PACE-1 Trial (Phase 2b adjunctive TRD trial): Enrollment in the ongoing, potentially registrational, Phase 2b trial of ALTO-207 as an adjunctive treatment in approximately 178 adults with TRD is on track with topline data expected in 2H 2027. MADRS is the primary endpoint in the trial, which is aligned with FDA standards in depression and supports the potential for the trial to contribute to a future registrational package alongside the planned Phase 3 trials.
•PACE-2 Trial (Phase 3 adjunctive TRD trial): Alto remains on track to initiate its Phase 3 trial of ALTO-207 as adjunctive treatment in TRD by early 2027, following alignment with the FDA on the planned trial design. The Phase 3 trial is designed to run in parallel with the ongoing Phase 2b trial rather than await its topline data, an approach Alto believes can meaningfully accelerate the path to a potential NDA submission.
•PACE-3 Trial (Phase 3 monotherapy TRD trial): In July 2026, Alto announced plans to accelerate and expand the clinical development of ALTO-207, including an additional planned Phase 3 trial evaluating ALTO-207 as monotherapy in TRD. The Company believes a monotherapy dataset, alongside the planned adjunctive Phase 3 trial, could support a broader label and expand the addressable population for ALTO-207 if approved. Alto expects to initiate this trial in the second half of 2027 pending alignment with the FDA.

•Alto's patent estate covering ALTO-207 includes multiple method-of-treatment patents protecting the use of ondansetron to mitigate pramipexole-related side effects to enable higher pramipexole dosing in the treatment of depression. Together with the Company's broader estate of issued and pending patents, Alto expects patent coverage of ALTO-207 through at least the mid-2040s.
ALTO-300 and ALTO-100: Phase 2b trials on track
•Enrollment remains ongoing in the Phase 2b trials of ALTO-300 in MDD and ALTO-100 in bipolar depression (BPD), conducted under the enhanced eligibility review and patient data quality procedures the Company implemented earlier this year, which continue to perform as intended.
•Topline data remain expected in 1H 2027 for the ALTO-300 Phase 2b MDD trial and mid-2027 for the ALTO-100 Phase 2b BPD trial.

Corporate Highlights
•In July 2026, Alto completed an underwritten registered direct offering of 3,776,436 shares of common stock at $26.48 per share, for gross proceeds of approximately $100.0 million and net proceeds of approximately $94.6 million. The Company intends to use the proceeds, together with existing cash, to accelerate and expand the clinical development of ALTO-207, including the additional planned Phase 3 monotherapy trial in TRD, and for general working capital purposes.
•In June 2026, Alto was added to the Russell 2000® Index and the broad-market Russell 3000® Index, effective June 29, 2026, as part of the 2026 Russell US Indexes reconstitution.
•In May 2026, Alto appointed Andrew Miller, Ph.D., founder of Karuna Therapeutics, to its Board of Directors. During his tenure, Dr. Miller was CEO, COO, and led research and development at Karuna through its acquisition by Bristol Myers Squibb, and brings extensive neuropsychiatric drug development and company-building experience to Alto.
Expected Upcoming Milestones
•Early 2027 — ALTO-207 PACE-2 (Phase 3 adjunctive TRD) trial initiation
•1H 2027 — ALTO-300 Phase 2b MDD trial topline data
•Mid-2027 — ALTO-100 Phase 2b BPD trial topline data
•2H 2027 — ALTO-207 PACE-1 (Phase 2b adjunctive TRD) trial topline data
•2H 2027 — ALTO-207 PACE-3 (Phase 3 monotherapy TRD) trial initiation
Second Quarter 2026 Financial Highlights
Cash Position: As of June 30, 2026, the Company had cash, cash equivalents, and restricted cash of approximately $244.2 million, compared to approximately $177.0 million as of December 31, 2025. Giving effect to the net proceeds of the July 2026 offering, the Company's pro forma cash position following the offering was approximately $338 million.
R&D Expenses: Research and development expenses for the quarter ended June 30, 2026, were $22.1 million, as compared to $13.1 million for the same period in 2025.
G&A Expenses: General and administrative expenses for the quarter ended June 30, 2026, were $7.0 million, as compared to $5.6 million for the same period in 2025.
Net Loss: The Company incurred a net loss of $27.6 million for the quarter ended June 30, 2026, as compared to a net loss of $17.7 million for the same period in 2025.
About Alto Neuroscience
Alto Neuroscience is a clinical-stage biopharmaceutical company with a mission to redefine psychiatry by leveraging neurobiology to develop personalized and highly effective treatment options. Alto’s Precision Psychiatry Platform™ measures brain biomarkers by analyzing EEG activity, neurocognitive assessments, wearable data, and other factors to better identify which patients are more likely to respond to Alto product candidates. Alto’s clinical-stage pipeline includes novel drug candidates in treatment-resistant depression, major depressive disorder, bipolar depression, schizophrenia, and other mental health conditions. For more information, visit www.altoneuroscience.com or follow Alto on X.

Forward-Looking Statements
This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “look forward,” “may,” “on track,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding Alto’s expectations with regard to the potential benefits, activity, effectiveness and safety of its product candidates and Precision Psychiatry Platform (“Platform”); statements regarding patient compliance and the effectiveness of Alto’s clinical trial execution measures, including its eligibility review and patient and data quality procedures, and the impact of those measures on patient and data quality and the timing of trial readouts; statements regarding Alto’s expectations for the design, timing, and results of its Phase 2b and planned Phase 3 trials of ALTO-207; Alto’s expectations with regard to the design and results of its research and development programs and clinical trials, including the timing of enrollment and the timing and availability of data from such trials; Alto’s clinical and regulatory development plans for its product candidates, including the timing or likelihood of regulatory filings and approvals for its product candidates and regulatory alignment; Alto’s business strategy, financial position, including anticipated cash runway, and the sufficiency of its financial resources to fund its operations through expected milestones; and other statements that are not historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including: uncertainties inherent in the initiation, progress and completion of clinical trials and clinical development of Alto’s product candidates; the risk that Alto may not realize the intended benefits of its Platform or its eligibility review and patient and data quality procedures; availability and timing of results from clinical trials; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; the risk that clinical trials may have unsatisfactory outcomes; the risk that Alto’s projections regarding its financial position and expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; and other important factors, any of which could cause Alto’s actual results to differ from those contained in the forward-looking statements, which are described in greater detail in Alto’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and other filings Alto may make with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alto expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as required by law.
Availability of Information on Alto's Website
Alto routinely uses its investor relations website to post presentations to investors and other important information, including information that may be material. Accordingly, Alto encourages investors and others interested in Alto to review the information it makes public on its investor relations website.

ALTO NEUROSCIENCE, INC.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except per share amounts)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$22,108	$13,124	$42,402	$23,098
General and administrative	7,021	5,558	13,865	11,260
Total operating expenses	29,129	18,682	56,267	34,358
Loss from operations	(29,129)	(18,682)	(56,267)	(34,358)
Other income (expense):
Interest income	2,112	1,683	3,673	3,510
Interest expense	(491)	(646)	(1,036)	(1,244)
Loss on debt extinguishment	—	—	—	(681)
Other, net	(130)	(61)	(245)	(102)
Total other income, net	1,491	976	2,392	1,483
Net loss	$(27,638)	$(17,706)	$(53,875)	$(32,875)
Other comprehensive income (loss):
Change in fair value attributable to instrument specific credit risk	—	22	7	156
Foreign currency translation	4	(5)	(12)	(24)
Total other comprehensive income (loss)	$4	$17	$(5)	$132
Comprehensive loss	$(27,634)	$(17,689)	$(53,880)	$(32,743)
Net loss per share attributable to common stockholders, basic and diluted	$(0.65)	$(0.65)	$(1.34)	$(1.21)
Weighted-average number of common shares outstanding, basic and diluted	42,813	27,072	40,179	27,061

ALTO NEUROSCIENCE, INC.
Selected Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	June 30,	December 31,
	2026	2025
Cash, cash equivalents, and restricted cash	$244,233	$176,984
Total assets	254,066	184,689
Total liabilities	34,817	33,547
Accumulated deficit	(255,509)	(201,634)
Investor & Media Contact:
Nick Smith
investors@altoneuroscience.com
media@altoneuroscience.com